Morgan Stanley Select Dimensions Investment Series -
Mid Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Zynga Inc.
Purchase/Trade Date: 3/28/2012
Size of Offering/shares: 42,969,153 shares
Offering Price of Shares: $12.000
Amount of Shares Purchased by Fund: 6,210 shares
Percentage of Offering Purchased by Fund: 0.014
Percentage of Fund's Total Assets: 0.25
Brokers: Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch, Barclays , J.P. Morgan, Allen & Company LLC
Purchased from: Goldman Sachs